Exhibit 99.1
FOR IMMEDIATE RELEASE

Intellicheck Mobilisa, Inc. to Report Third Quarter Financial Results November 10, 2009

Initial Results Indicate Third Quarter Profit

Port Townsend, WA – October 27, 2009: Intellicheck Mobilisa, Inc. (NYSE Amex: IDN), a leading technology company specializing in wireless and identity systems, plans to announce at today’s annual shareholder’s meeting that the Company’s initial results indicate that the 2009 3rd Quarter revenues will exceed last year’s 3rd Quarter revenues and that it will be profitable for both the 2009 3rd Quarter and year to date periods.  Actual financial results will be announced before the market opens on November 10, 2009. Following the announcement, there will be a shareholders’ conference call at 1:00 PM Eastern/10:00 AM Pacific to discuss operating results.

Dr. Nelson Ludlow, Chief Executive Officer, will host the call on November 10.  He will be joined by Steve Williams, Chief Operating Officer, and Peter J. Mundy, Chief Financial Officer. Interested parties may participate in the call by dialing (877) 407-8037 approximately ten minutes before the call is scheduled to begin. International callers should dial (201) 689-8037.

For those unable to participate in the live conference, a recording will be available for forty-eight hours after the call. The rebroadcast can be accessed by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. The account access code is 327 and replay ID is 331791. After the forty-eight hour window, please visit the investor relations portion of the company website at www.icmobil.com for rebroadcast.

For more news and information on Intellicheck Mobilisa, Inc. please visit www.icmobil.com where you can find the CEO’s video, a fact sheet on the company, investor presentations, and more.

About Intellicheck Mobilisa, Inc.

Intellicheck Mobilisa is a leading technology company, developing and marketing wireless technology and identity systems for various applications including: mobile and handheld wireless devices for the government, military and commercial markets.  Products include the Defense ID system, an advanced ID card access control product currently protecting over 70 military and federal locations. ID-Check is a technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 U.S. and Canadian jurisdictions to determine if the content and format are valid.

Contact:

Intellicheck Mobilisa, Inc.

Peter J. Mundy, CFO, 516-992-1900 ext 513

or

The Investor Relations Group

James Carbonara, 212-825-3210